UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

nCino, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS
June 23, 2022

WILMINGTON | SALT LAKE CITY | TORONTO | LONDON | MELBOURNE | SYDNEY | TOKYO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2022

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2022 annual meeting of stockholders (the “Annual Meeting”) of nCino, Inc., a Delaware corporation (the “Company”), will be held via live audio webcast on June 23, 2022, at 10:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/NCNO2022, to consider the following matters, as more fully described in the proxy statement accompanying this notice:

1.	the election of two Class II directors named in the proxy statement;

2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023;

3.	the advisory vote on the compensation paid to our named executive officers;

4.	the advisory vote on the frequency of future advisory votes concerning the compensation of our named executive officers;

5.	a stockholder proposal regarding majority voting in uncontested director elections; and

6.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 28, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting via the live webcast, please authorize proxies to cast your votes today by following the easy instructions in the Notice of Internet Availability of Proxy Materials or, if you requested a printed set of proxy materials, on the proxy card enclosed with the proxy materials.

YOUR VOTE IS IMPORTANT

You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend in person.

You can find detailed information regarding voting in the section entitled “General Information” in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2022

The notice of the Annual Meeting, proxy statement and the Company’s Annual Report on

Form 10-K for the fiscal year ended January 31, 2022, are available at www.proxyvote.com.

By order of the board of directors

Sincerely,

Pierre Naudé Chairman and Chief Executive Officer

Wilmington, North Carolina—May 11, 2022

nCino, Inc.

6770 Parker Farm Drive

Wilmington, North Carolina 28405

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2022

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders of nCino, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by our board of directors for use at our 2022 annual meeting of stockholders to be held on June 23, 2022 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held via live webcast accessible at www.virtualshareholdermeeting.com/NCNO2022 at 10:00 a.m. Eastern Time.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 available to our stockholders electronically via the Internet at www.proxyvote.com. On or about May 11, 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

Please note that information contained on our website does not constitute a part of, and is not incorporated by reference into, this proxy statement.

SimpleNexus Acquisition

On November 16, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire SimpleNexus, LLC (“SimpleNexus”), a leading cloud-based mobile-first homeownership software company in the United States, which was completed on January 7, 2022 (the “SimpleNexus Acquisition”). In connection with the SimpleNexus Acquisition, the Company became the parent of nCino OpCo, Inc. (formerly nCino, Inc.) and SimpleNexus. References to the Company herein also refer to nCino OpCo, Inc. for the time period prior to January 7, 2022.

THE INFORMATION PROVIDED IN THE “QUESTIONS AND ANSWERS” FORMAT BELOW IS FOR YOUR CONVENIENCE AND INCLUDES ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Stockholders will vote on five proposals at the Annual Meeting:

•	the election of two Class II directors named in this proxy statement;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023;

•	the advisory vote on the compensation paid to our named executive officers;

•	the advisory vote on the frequency of future advisory votes concerning the compensation of our named executive officers; and

•	the advisory vote on the stockholder proposal regarding majority voting in uncontested director elections.

We will also consider other business, if any, that properly comes before the Annual Meeting.

What happens if other business not discussed in this proxy statement comes before the meeting?

The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law, the Company representatives will use their discretion in casting all of the votes that they are entitled to cast.

How does the board of directors recommend that stockholders vote on the proposals?

Our board of directors recommends that stockholders vote “FOR” the election of the Class II directors, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023, “FOR” the approval of the compensation of our named executive officers, “ONE YEAR” as the frequency of stockholder advisory vote on the compensation of our named executive officers, and is making no recommendation with regard to the stockholder proposal on majority voting in uncontested director elections.

Who is entitled to vote?

The record date for the Annual Meeting is the close of business on April 28, 2022. As of the record date, 110,128,561 shares of common stock, par value $0.0005 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.

How Will the Virtual Annual Meeting be Conducted and How Can I Attend?

In order to continue providing expanded access, improved communication and cost savings for our stockholders and our Company, we will hold the Annual Meeting as a completely “virtual” meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NCNO2022. Such questions must be confined to matters properly before the Annual Meeting and of general Company concern. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. The Company will post the rules of conduct for the Annual Meeting to its investor relations website prior to the meeting. A recording of the Annual Meeting will be available at www.virtualshareholdermeeting.com/NCNO2022 following the Annual Meeting for one year.

Stockholders will have the opportunity to submit questions through the virtual meeting website during the Annual Meeting. To submit questions, you must be properly logged into the meeting website with your 16-digit control number included in your proxy materials. We will endeavor to answer as many questions submitted by stockholders as time permits at the Annual Meeting. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online access will open at 9:45 a.m., Eastern Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual stockholder meeting login page www.virtualshareholdermeeting.com/NCNO2022.

How can I vote my shares without attending the Annual Meeting?

If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.

If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering a written notice of revocation of your proxy to the attention of the Corporate Secretary at the following address: 6770 Parker Farm Drive, Wilmington, North Carolina 28405;

•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

•	attending the virtual Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or as otherwise instructed by such bank, broker or nominee.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023 (Proposal Two). The election of the Class II directors (Proposal One), the advisory vote on the compensation of our named executive officers (Proposal Three), the advisory vote on the frequency of future advisory votes concerning the compensation of our named executive officers (Proposal Four) and the stockholder proposal on majority voting in uncontested director elections (Proposal Five) are non-routine matters.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Two, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal One, Proposal Three, Proposal Four, Proposal Five, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

What vote is required to approve each matter to be considered at the Annual Meeting?

Proposal One: Election of the Class II Directors Named in this Proxy Statement.

Our Amended and Restated Bylaws provide for a plurality voting standard for the election of directors. This means that the director nominee with the most votes for a particular seat is elected for that seat.

An abstention or a broker non-vote on Proposal One will not have any effect on the election of the director.

Proposal Two: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending January 31, 2023.

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal Two.

An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.

Proposal Three: Advisory Vote on the Compensation of our Named Executive Officers.

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal Three.

An abstention on Proposal Three will have the same effect as a vote “AGAINST” Proposal Three. A broker non-vote on Proposal Three will not have any effect on the voting results.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the board of directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal Four: Advisory vote on the Frequency of Future Advisory Votes Concerning the Compensation of our Named Executive Officers.

The choice of frequency receiving the highest number of votes will be considered our stockholders’ recommendation. Stockholders may vote in favor of future advisory votes concerning the compensation of our named executive officers to be held every one, two or three years, or abstain. The board of directors has approved a frequency of every one year for future say-on-pay votes, subject to the same frequency receiving the highest number of votes from stockholders at the Annual Meeting.

Abstentions and Broker non-votes will have no impact on the voting results of Proposal Four.

As an advisory vote, this proposal is non-binding. However, the board of directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when setting the frequency of future advisory votes on the compensation of our names executive officers.

Proposal Five: Stockholder Proposal on Majority Voting in Uncontested Director Elections.

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal Five.

An abstention on Proposal Five will have the same effect as a vote “AGAINST” Proposal Five. A broker non-vote on Proposal Five will not have any effect on the voting results.

This proposal is non-binding. However, the board of directors values the opinions of our stockholders and will consider the outcome of the vote in determining whether to adopt a majority standard for uncontested director elections.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:

•	“FOR” the election of the Class II nominees for director named in this proxy statement;

•	“FOR” the ratification of the appointment of ERNST & YOUNG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023;

•	“FOR” the advisory vote on the compensation paid to our named executive officers;

•	Every “ONE YEAR” for the frequency of future advisory votes concerning the compensation of our named executive officers; and

•	will not be voted on the stockholder proposal regarding majority voting in uncontested director elections.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

•	will be counted as present for purposes of establishing a quorum;

•

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of ERNST & YOUNG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023 (Proposal Two); and

•

will not be counted in connection with the election of the Class II directors named in this proxy statement (Proposal One), the advisory vote on the compensation of our named executive officers (Proposal Three), the advisory vote on the frequency of future advisory votes concerning the compensation of our named executive officers (Proposal Four), the stockholder proposal regarding majority voting in uncontested director elections (Proposal Five), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.

Our board of directors knows of no matter to be presented at the Annual Meeting other than Proposals One through Five. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

A list of stockholders entitled to vote at the Annual Meeting will be available at the virtual Annual Meeting at www.virtualshareholdermeeting.com/NCNO2022 and, for 10 days prior to the Annual Meeting, at nCino, Inc., 6770 Parker Farm Drive, Wilmington, North Carolina 28405, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or writing to 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

When are stockholder proposals or director nominations due for next year’s annual meeting of the stockholders?

Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, and the rules established by the SEC.

Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), if you want us to include a proposal in the proxy materials for our 2023 annual meeting of stockholders, we must receive the proposal at our executive offices at 6770 Parker Farm Drive, Wilmington, North Carolina 28405, no later than January 11, 2023.

Pursuant to our Amended and Restated Bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 23, 2023 and not later than March 25, 2023 and must otherwise comply with the requirements set forth in our Amended and Restated Bylaws. Any proposal or nomination should be addressed to the attention of our Corporate Secretary, and we suggest that it be sent by certified mail, return receipt requested or through another mailing service that provides tracking information and proof of receipt.

In addition to satisfying the requirements of our Amended and Restated Bylaws, to comply with the universal proxy rules once effective, stockholders who intend to solicit proxies in support of director nominees other than the nCino’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 24, 2023.

Whom can I contact for further information?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our Corporate Secretary at 6770 Parker Farm Drive, Wilmington, North Carolina 28405 or by telephone at (888) 676-2466.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF CLASS II DIRECTORS NAMED IN THIS

PROXY STATEMENT

General

At the Annual Meeting, our stockholders will elect two Class II directors for a three-year term to expire at the annual meeting of stockholders to be held in 2025. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Jeffrey Lunsford, one of our Class II directors, is not standing for election at the Annual Meeting. We thank Mr. Lunsford for his years of service on the board of directors and his valuable contributions to the Company. The board of directors has adopted a resolution that will reduce the size of the board of directors from eight to seven directors effective as of the Annual Meeting. In light of Mr. Lunsford’s pending departure, and with the intent to rebalance the director classes, Steven Collins, who is currently serving as a Class III director, is voluntarily standing for election this year as a Class II director.

Our board of directors nominated Steven Collins and Spencer Lake for election to our board of directors as Class II directors at the Annual Meeting. Messrs. Collins and Lake each currently serve on our board of directors and each have consented to be named in this proxy statement and have agreed to serve, if elected by our stockholders, for a three year term expiring at our 2025 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Directors

The following table sets forth information with respect to our director nominees for election at the Annual Meeting and continuing directors as of the record date:

Name	Age	Director Since	Board Committees
Class I Directors—Term Expiring at the 2024 Annual Meeting
Pam Kilday	64	December 2019	Audit Committee, Compensation Committee
Pierre Naudé	63	December 2011	None
William Ruh	61	May 2013	Compensation Committee (Chair)*, Audit Committee

Class II Directors—Nominees for Election at the Annual Meeting
Spencer Lake	62	April 2017	Nominating & Corporate Governance Committee (Chair), Compensation Committee
Steven Collins	57	December 2019	Audit Committee (Chair), Nominating & Corporate Governance Committee

Class III Directors—Term Expiring at the 2023 Annual Meeting
Jon Doyle	57	December 2019	Nominating & Corporate Governance Committee
Jeffrey Horing	58	February 2015	None

* Mr. Ruh will replace Mr. Lunsford as Chair of the Compensation Committee following the Annual Meeting.

Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.

Board Nominees—Class II Directors

Steven Collins has served on our board of directors since December 2019. Mr. Collins serves on the board of Paycor HCM, a provider of human capital management software, a position he has held since January 2019. Mr. Collins also serves on the board of Sprout Social, a social media management software solutions company, a position he has held since July 2019. From July 2011 to February 2014, Mr. Collins served as Executive Vice President and Chief Financial Officer of ExactTarget, a provider of digital marketing automation and analytics software and services, which was acquired by Salesforce in 2013. Mr. Collins served as Vice President Finance, Senior Vice President Finance and Accounting, and Senior Vice President and Chief Financial Officer of Navteq, a geographic information systems provider, which was acquired by Nokia in 2008, from July 2003 to June 2011. Mr. Collins holds a B.S. in Industrial Engineering from Iowa State University and an MBA from the University of Pennsylvania Wharton School of Business.

We believe Mr. Collins is qualified to serve on our board of directors based on his financial expertise and his experience in the technology industry, including his time spent serving on boards of directors of various technology companies.

Spencer Lake has served on our board of directors since April 2017. Mr. Lake is a co-founding partner of Elements Ventures, a UK based financial technology venture capital firm, since May 2017. Mr. Lake also currently serves as a Senior Advisor to the International Capital Market Association, a financial services membership organization, a position he has held since May 2017. Mr. Lake is currently a Director at Nivaura, a digital capital markets platform, a position he has held since September 2018. Mr. Lake serves on the board of the National Debt Management Center in Saudi Arabia, a position he has held since August 2020. Mr. Lake also serves on the board of Duco, a data quality platform company, since September 2018. Mr. Lake previously held various positions at HSBC, a banking and financial services company, serving as Vice Chairman, Global Banking and Markets and Group General Manager from March 2016 to September 2016, Global Head, Capital Financing from August 2013 to March 2016, Global Co-head, Global Markets from January 2011 to August 2013 and Global Head, Debt Capital Markets and Acquisition Finance from October 2006 to January 2011. Mr. Lake holds a B.B.A. in Finance and Marketing from Suffolk University, as well as an MBA in International Finance from NYU Stern School of Business.

We believe Mr. Lake is qualified to serve on our board of directors based on his expertise in the financial services and technology industries.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE TWO CLASS II BOARD NOMINEES NAMED ABOVE.

Continuing Directors—Class I Directors

Pam Kilday has served on our board of directors since December 2019, and as our Lead Director since May 10, 2022. From May 2015 to April 2018, Ms. Kilday served, and subsequently retired, as Executive Vice President and Head of Operations of Truist Financial (formerly known as SunTrust Bank). Prior to that, Ms. Kilday held multiple executive roles in operations and technology at SunTrust. Over a 30-year financial services career, she has held a variety of leadership positions for Continental Bank of Illinois, Bank of America, Wachovia and SunTrust. Ms. Kilday holds a B.S. in Education from Tennessee Technological University and an M.S. from University of Illinois at Chicago.

We believe Ms. Kilday is qualified to serve on our board of directors based on her experience in the financial services industry.

Pierre Naudé played a key role in the founding of nCino and has served as our Chief Executive Officer, and as a member of our board of directors since nCino began operations. Since May 10, 2022, Mr. Naudé has also served as the Chairman of our board of directors. From October 2005 to its acquisition in February 2012, Mr. Naudé served as the Divisional President of S1 Corporation. Mr. Naudé served as Vice President and Managing Partner of Unisys, a global information technology company, from January 2004 to October 2005 and as Managing Partner from January 2000 to December 2003. Mr. Naudé holds a B.S. in Finance and Management from Upper Iowa University.

As our Chairman and Chief Executive Officer and one of the founders of the Company, we believe Mr. Naudé is qualified to serve on our board of directors due to his experience in all aspects of our business and his ability to provide an insider’s perspective in board discussions about the business and strategic direction of the Company. We believe that his experience gives him unique insights into our opportunities, challenges and operations.

William Ruh has served on our board of directors since May 2013. Mr. Ruh is currently President at Cairn Capital Management, a credit asset management firm, a position he has held since October 2016. Mr. Ruh also currently serves as President of Ruh Advisory, a financial services consulting firm, a position he has held since January 2005. Mr. Ruh previously served as Managing Principal of CCM Capital Opportunities Fund, a financial technology company focused on private equity, from November 2013 to December 2015. Prior to that, Mr. Ruh served as Managing Principal of Castle Creek Capital from January 1994 to November 2013, a private equity firm, which he co-founded. Mr. Ruh also serves on the boards of a number of private companies and as the Chairman of the Board of the U.S. Sailing Foundation and as a board member of the U.S. Sailing Association. Mr. Ruh holds a B.S. in Marine Transportation from the State University of New York Maritime College and an MBA from the Duke University Fuqua School of Business.

We believe Mr. Ruh is qualified to serve on our board of directors based on his expertise in the financial services and technology industries.

Continuing Directors—Class III Directors

Jon Doyle has served on our board of directors since December 2019. Mr. Doyle is currently a member of the board of directors of, and is Vice Chairman, Senior Managing Principal and Head of the Financial Services Group at, Piper Sandler, an investment banking company, following the merger of Piper Jaffray with Sandler O’Neill + Partners in January 2020. From January 2002 to January 2020, Mr. Doyle served as the Senior Managing Principal of Sandler O’Neill + Partners. Previously, Mr. Doyle held various positions in hardware sales and commercial banking. Mr. Doyle holds a B.S. in Finance from the College of William & Mary.

We believe Mr. Doyle is qualified to serve on our board of directors based on his corporate finance expertise and experience in the financial services industry.

Jeffrey Horing has served on our board of directors since February 2015. Mr. Horing is a Managing Director of Insight Partners, a private equity and venture capital firm, which he co-founded in 1995. Prior to founding Insight Partners, Mr. Horing held various positions at Warburg Pincus and Goldman Sachs. Mr. Horing serves on the board of Alteryx, an analytics software platform, a position he has held since September 2014, JFrog, a development operations software platform, a position he has held since September 2018, and WalkMe, a SaaS software implementation platform, a position he has held since December 2015. Mr. Horing also serves on the boards of a number of private companies. Mr. Horing is also a member of the University of Pennsylvania’s School of Engineering board of overseers. Mr. Horing holds a B.S. and B.A. from University of Pennsylvania’s Moore School of Engineering and the Wharton School, respectively. He also holds an MBA from the M.I.T. Sloan School of Management. Mr. Horing originally joined our board as the designee of Insight Partners pursuant to the Investor Rights Agreement we entered into in connection with Insight Partners’ initial investment in the Company.

We believe Mr. Horing is qualified to serve on our board of directors because of his corporate finance and business expertise gained from his experience in the venture capital industry, including his time spent serving on boards of directors of various technology companies.

CORPORATE GOVERNANCE

Classified Board of Directors

Our board of directors currently consists of eight members and is divided into three classes of directors that serve staggered three-year terms. Effective as of the Annual Meeting, our board of directors will consist of seven members.

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

Under the rules of The Nasdaq Global Select Market (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors within a specific period after the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that, with the exception of our Chief Executive Officer, Pierre Naudé, each member of our board of directors is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Board Leadership Structure

Our corporate governance guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be separated or combined. In the event that the roles are combined, our corporate governance guidelines provide for the naming of a Lead Director.

Mr. Naudé has been our Chief Executive Officer since nCino began operations and was elected by the board of directors to serve as the Chairman as of May 10, 2022. Concurrently with roles of the Chief Executive Officer and Chairman of the Board being combined, the independent directors appointed Ms. Kilday to serve as Lead Director. The Lead Director serves as a liaison between the Chairman of the Board and the independent directors, leads executive sessions of the board of directors and performs other leadership functions.

Our board of directors believes that this leadership structure, coupled with a commitment to board independence, provides effective, independent oversight of management, while fostering a constructive and cooperative relationship between the board of directors and management.

Board Diversity Matrix

The table below provides information regarding certain diversity attributes of our director nominees and continuing directors as of May 11, 2022, with categories as set forth by Nasdaq Listing Rule 5605(f).

Board Diversity Matrix

Total Number of Directors: 7

	Female	Male

Gender Identity

Directors	1	6

Demographic Background

White	1	6

LGBTQ	1

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates pursuant to a written charter. The composition and responsibilities of each of the committees of our board of directors are described below and copies of the charters are available on our website at https://investor.ncino.com under the “Governance” tab. The information in or accessible through our website is not incorporated into, and is not considered part of, this proxy statement. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

The following table provides membership and meeting information for the fiscal year ended January 31, 2022 for each of these committees of our board of directors:

Name	Audit		Compensation		Nominating and Corporate Governance
Pierre Naudé	—		—		—
Steven CollinsFE	X	*	—		X
Jon Doyle	—		—		X
Jeffrey Horing	—		—		—
Pam KildayFE	X		X		—
Spencer Lake	—		X		X	*
Jeffrey Lunsford	—		X	*	—
William Ruh	X		—		—
Total meetings held in last fiscal year	4		4		2

*	Committee Chair. Following the Annual Meeting, Mr. Ruh will serve as Chair of the Compensation Committee.
FE	Audit Committee Financial Expert

Audit Committee

Our audit committee consists of Steven Collins, Pam Kilday and William Ruh, with Steven Collins serving as the chairperson. Our board of directors has determined that each member of our audit committee is independent within the meaning of Rule 10A-3 under the Exchange Act. Our board of directors has also determined that Steven Collins and Pam Kilday is an “audit committee financial expert” as defined by the applicable SEC rules.

Specific responsibilities of our audit committee include:

•	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;

•	evaluating the independent public accounting firm’s qualifications, independence and performance;

•	engaging and providing for the compensation of the independent public accounting firm;

•	pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates and internal controls over financial reporting;

•

establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as any significant complaints received, with management;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements;

•	review and approve any transaction between us and any related person in accordance with the Company’s related party transaction approval policy; and

•	such other matters that are specifically designated to the audit committee by our board of directors from time to time.

Compensation Committee

Our compensation committee consists of Pam Kilday, Spencer Lake and Jeffrey Lunsford, with Mr. Lunsford serving as chairperson. Mr. Lunsford will remain chairperson of the compensation committee until the Annual Meeting, at which time, William Ruh will begin serving as chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee (including Mr. Ruh) is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Specific responsibilities of our compensation committee include:

•

reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other senior officers;

•	evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;

•	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;

•	administering the issuance of options and other awards under our equity-based incentive plans;

•

reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements; and

•	such other matters that are specifically designated to the compensation committee by our board of directors from time to time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Steven Collins, Jon Doyle and Spencer Lake, with Spencer Lake serving as chairperson. Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the applicable Nasdaq listing standards.

Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding changes to the size and composition of our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

•	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our board of directors and management;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters;

•	overseeing the Company’s environmental, sustainability and governance (“ESG”) efforts and progress; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Selection of Director Candidates

In evaluating the suitability of director candidates, the Nominating and Corporate Governance Committee and the board of directors may take into account many factors such as general understanding of various business disciplines (e.g., marketing, finance, etc.), the candidate’s business environment, educational and professional background, analytical ability, independence, diversity, willingness to devote adequate time to board duties and ability to act in and represent the balanced best interests of the Company and its stockholders as a whole, rather than special constituencies. The board of directors evaluates each individual in the context of the board of directors as a whole with the objective of retaining a group that is best equipped to help ensure the Company’s success and represent stockholder interests through sound judgment.

We have no formal policy regarding board diversity, however the board of directors considers factors such as gender, ethnicity/race and other characteristics when evaluating how a candidate for director could contribute to the diversity of the board of directors.

The Company’s stockholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: corporatesecretary@ncino.com. Such candidates will be evaluated under the same criteria applied to recommendations received from other sources. Stockholders may also directly nominate candidates under the advance notice procedures of our Amended and Restated Bylaws. See above under “When are stockholder proposals or director nominations due for next year’s annual meeting of the stockholders?”

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) applicable to our employees, officers and directors. A copy of our Code is available on our principal corporate website at www.ncino.com. Amendments to the Code or waivers of this Code may be made only by the Nominating and Corporate Governance Committee and must be promptly disclosed to stockholders as required by Nasdaq listing rules, SEC regulation or any other law or regulation.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines which provide the framework for our corporate governance along with our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities and is responsible for ensuring that an appropriate culture of risk management exists within the Company, monitoring and assessing strategic risk exposure, and focusing on how we address specific risks, such as cybersecurity and technology risks, brand and reputation risks, strategic and competitive risks, operational risks, financial risks, and legal and compliance risks. Our executive officers are responsible for the day-to-day management of the material risks we face. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board or directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our board of directors has also received regular updates from the management team on the ongoing COVID-19 pandemic and is involved in strategic decisions related to the impact of COVID-19 on our business. The Company’s audit committee is responsible for overseeing the management of risks associated with our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s external auditor, and the performance of our internal auditing department and external auditor. Our Compensation Committee reviews our employee compensation practices and policies as they relate to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material, adverse effect on the Company. Our nominating and corporate governance committee oversees the management of risks associated with corporate governance, director independence, composition and organization of our board of directors, and succession planning. Our nominating and corporate governance committee also oversees the Company’s ESG efforts and related risks.

Cybersecurity

As part of its independent oversight of the risks facing the Company, the board of directors devotes time and attention to cybersecurity and information security risk as well as cyber incident preparedness and response. Typically, the board of directors as a whole meets with the key employees responsible for risk management, including cybersecurity, at least annually. The Company maintains a Risk and Information Security Council led by members of our IT team that presents on a regular basis to the management team. Additionally, nCino conducts industry specific audits and certifications (e.g., ISO 27001, SOC, and alignment to best practice frameworks) and requires employees to complete routine cybersecurity awareness training.

Evaluations of the Board of Directors

The board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by our nominating and corporate governance committee. The board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the board of directors or any committee thereof or of the directors.

Meetings of the Board of Directors

Our board of directors held 9 meetings during the year ended January 31, 2022. During the last fiscal year, each person currently serving as a director, except Mr. Doyle and Mr. Horing, attended at least 75% of the aggregate of the total number of meetings of the board of directors and each committee of which he or she was a member. Mr. Doyle attended 73% of the aggregate of the total number of meetings of the board of directors and each committee of which he was a member. Mr. Horing’s aggregate attendance would have been at 89% without including his absence from 4 meetings of the board of directors relating to the SimpleNexus Acquisition. Mr. Horing was recused from these meetings due to his affiliation with Insight Partners. Please refer to “Certain Relationships and Related Person Transactions—SimpleNexus Acquisition” for more information. Each director is also encouraged and expected to attend the Company’s Annual Meeting.

Prohibition on Hedging and Pledging of Company Securities

The Company has a policy that prohibits officers, directors and employees (including immediate family members living in the same household) from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, nCino, Inc., 6770 Parker Farm Drive, Wilmington, NC 28405, or via email to corporatesecretary@ncino.com. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.

Executive Officers and Key Employee

The following table sets forth information with respect to our executive officers:

Name	Age	Position(s)
Executive Officers:
Pierre Naudé	63	Chairman, Chief Executive Officer & Director
Sean Desmond	49	Chief Customer Success Officer
Josh Glover	43	President and Chief Revenue Officer
Greg Orenstein	52	Chief Corporate Development & Strategy Officer
April Rieger	42	Executive Vice President, General Counsel and Secretary
David Rudow	53	Chief Financial Officer & Treasurer

Key Employee:
Josh Marcy	50	Executive Vice President, Product Management

Executive Officers

Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of Pierre Naudé is provided above under the heading “Information Regarding Nominee and Continuing Directors”.

Sean Desmond has served as our Chief Customer Success Officer since July 2013. Prior to joining nCino, Mr. Desmond held various leadership positions from February 1999 to June 2013 at Informatica, an enterprise cloud data management provider, most recently serving as Vice President, Global Delivery from January 2012 to June 2013. Prior to Informatica, Mr. Desmond served as a Business Analyst at Platinum Technologies (acquired by Computer Associates), a database management software company, from August 1996 to January 1999. Mr. Desmond holds a B.B.A. in Business Administration from James Madison University.

Josh Glover has served as our President since September 2021 and as our Chief Revenue Officer since February 2019. Mr. Glover previously served as our Executive Vice President, Americas from February 2017 to February 2019, Senior Vice President, Community and Regional Financial Institutions from December 2014 to January 2017 and a member of our professional services organization from November 2012 to December 2014. Prior to joining nCino, Mr. Glover served as a Relationship Manager at Live Oak Bank, a banking and financial services institution, from January 2012 to November 2012. Mr. Glover is a decorated combat veteran who led Marines throughout four combat deployments during a decade of service as a Marine Corps Special Operations and Infantry Officer. Mr. Glover is a graduate of the U.S. Naval Academy and holds an MBA from Duke University’s Fuqua School of Business.

Greg Orenstein has served as our Chief Corporate Development & Strategy Officer since September 2021. He previously served as our Chief Corporate Development & Legal Officer and Secretary from December 2019 to September 2021, and Executive Vice President Corporate Development, Chief Legal Officer and Secretary from October 2015 to November 2019. Prior to joining nCino, Mr. Orenstein was Of Counsel at the global law firm of

DLA Piper from May 2014 to September 2015, and provided consulting services to various organizations, including nCino, from March 2012 to April 2014. From March 2000 until it was acquired in February 2012, Mr. Orenstein held various positions at S1 Corporation, a publicly traded provider of financial services software, most recently serving as Senior Vice President, Corporate Development, Chief Legal Officer and Secretary from April 2007 until February 2012. Mr. Orenstein holds a B.A. in Psychology from the University of Maryland and a J.D. from Emory University School of Law.

April Rieger has served as our Executive Vice President, General Counsel and Secretary since September 2021 and previously served as Assistant General Counsel from July 2018 to September 2021. Prior to joining nCino, Ms. Rieger practiced as an attorney at the law firm Williams & Connelly LLP from January 2008 to June 2018, where she worked on a wide variety of corporate and litigation matters. Prior to that, Ms. Rieger served as Law Clerk to the Honorable Paul A. Crotty on the U.S. District Court for the Southern District of New York from August 2006 to August 2007. Ms. Rieger holds a B.A. in Behavioral Sciences & Law from the University of Wisconsin-Madison and a J.D. from Cornell University Law School.

David Rudow has served as our Chief Financial Officer since October 2019. Prior to joining nCino, Mr. Rudow served as Senior Vice President, Finance at CentralSquare Technologies, a software company, from January 2018 to October 2019, where he was responsible for finance, treasury, facilities, M&A integration and analytic reporting. Mr. Rudow was a Senior Equity Analyst at Thrivent Asset Management, an asset management firm, from May 2007 to April 2017. Prior to that, Mr. Rudow held Senior Analyst positions at various investment banking and financial services firms, including Piper Jaffray and J.P. Morgan. Mr. Rudow is also a Certified Public Accountant and previously served as a Senior Tax Associate at global accounting and consulting firms KPMG in 1996 and PricewaterhouseCoopers from 1994 to 1996. Mr. Rudow holds a B.S. in Business Administration and Accounting from the University of Illinois, Chicago and an MBA in Finance and Accounting from the University of Chicago, Booth School of Business.

Key Employee

Josh Marcy has served as our Executive Vice President, Product Management since September 2021 and previously served as Vice President, Product Management from August 2019 to September 2021, and Director of Product Management from January 2018 to August 2019. Prior to joining nCino, Mr. Marcy served as Director of Development at Finastra, a financial software company, from August 2014 to December 2017. Prior to Finastra, Mr. Marcy served as Senior Vice President at Custom Credit Systems, a provider of credit workflow and loan origination software for banks, from January 2008 to August 2014, and Vice President from January 2006 to January 2008. Mr. Marcy holds a B.S. in Finance from Arizona State University.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in the section titled “Executive Compensation,” we describe below the transactions since February 1, 2021 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

SimpleNexus Acquisition

In November 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire SimpleNexus, a leading cloud-based mobile-first homeownership software company in the United States, which was completed on January 7, 2022 for an aggregate consideration of cash and our common stock valued at $933.6 million as of such date of completion. Prior to the completion of the SimpleNexus Acquisition, Insight Partners and its affiliates (the “Insight Parties”) beneficially owned approximately 32.7% of our outstanding stock, according to a Schedule 13G filed by Insight Partners on February 9, 2021, and approximately 62.0% of the outstanding equity securities of SimpleNexus. Mr. Horing, a member of our board of directors, is also an affiliate of Insight Partners and, as such, was recused from all board of director meetings and deliberations on the matter.

In connection with the SimpleNexus Acquisition, the Insight Parties entered into a restrictive covenant agreement with the Company in November 2021 providing for, among other things, the Insight Parties’ agreement not to sell or dispose of approximately two-thirds of the shares of our common stock held by the Insight Parties following the closing of the SimpleNexus Acquisition. Approximately one third of such shares will be released from such restrictions on each of the six-, nine-, and twelve-month anniversaries of the closing of the SimpleNexus Acquisition. A copy of the Restrictive Covenant Agreement with the Insight Parties is attached as Exhibit 10.1 to our Current Report on Form 8-K filed on November 17, 2021.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement, dated as of February 12, 2015, as amended (“IRA”), which provides, among other things, that such investors party thereto have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. All fees, costs and expenses incurred in connection with the registration of registrable securities, including reasonable fees and disbursements of one special counsel to the selling stockholders, will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered. The registration rights terminate upon the fifth anniversary of the completion of our initial public offering (the “IPO”) in July 2025.

Transactions with Salesforce

Salesforce, a software solution provider for the Company, is also an equity holder in the Company. Pursuant to our agreement with Salesforce (the “Salesforce Agreement”), when we sell certain applications, we include a subscription to the underlying Salesforce Platform and remit a subscription fee to Salesforce. In exchange, Salesforce provides the hosting infrastructure and data center for these applications, as well as configuration, reporting, and other functionality within the Salesforce Platform. In addition, under the Salesforce Agreement, we are an authorized reseller of Salesforce’s CRM functionality to certain financial institutions in the United States. Our original agreement with Salesforce was entered into in December 2011. In June 2020, this agreement was superseded and replaced by the Salesforce Agreement which expires in June 2027 unless earlier terminated by either party in the event of the other party’s material breach, bankruptcy, change in control in favor of a direct competitor, or intellectual property infringement. The Salesforce Agreement automatically renews for additional one-year periods thereafter unless notice of termination is provided. Total costs related to the Salesforce Agreement were $41.4 million for fiscal year 2022.

The Company also purchases services from Salesforce to assist in managing the sales cycle, customer relationship management and other internal business functions. Total payments to Salesforce for these services were $1.5 million for fiscal year 2022. Based solely on information reported in a Schedule 13G/A filed with the SEC on February 11, 2022, this vendor is no longer considered a related party as of December 31, 2021.

Employment Arrangement with an Immediate Family Member of our Chairman, Chief Executive Officer and Director

Corinne Naudé is a Regional VP Japan Sales and Business Development and the daughter-in-law of Pierre Naudé, our Chairman and Chief Executive Officer. Her total compensation for fiscal 2022 was approximately $257,000, of which $68,000 related to expatriate assignment compensation and related tax gross-ups.

Pierre W. Naudé is a Principal Product Manager and the son of Pierre Naudé, our Chairman and Chief Executive Officer. His total compensation for fiscal 2022 was approximately $225,000, of which $78,000 related to expatriate assignment compensation and related tax gross-ups.

Petra Sheaffer is a Manager—Technology Partners and is the daughter of Pierre Naudé, our Chairman and Chief Executive Officer. Her total compensation for fiscal 2022 was approximately $208,000, including equity awards.

Policies and Procedures for Related Person Transactions

Our audit committee has the primary responsibility for the review, approval and oversight of any “related person transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a written related party transaction policy. Under our related party transaction policy, our management is required to submit any related person transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee takes into account all of the relevant facts and circumstances available.

DIRECTOR COMPENSATION

Our fiscal 2022 director compensation program for non-employee directors is set forth below. In February 2021, following a review of market data prepared by Aon’s Human Capital Solutions practice, a division of Aon plc (formerly known as Radford) (“Aon”), the board of directors decreased the value of the one-time “initial” restricted stock unit (“RSU”) award under the program from $300,000 to $170,000 and increased the value of the annual RSU award from $150,000 to $170,000, in each case, to more closely align our director compensation practices with the competitive market.

•	Equity Compensation

○

Annual RSU award with a grant date fair value of $170,000 granted at each annual meeting of stockholders and vesting on the one-year anniversary of the grant date, subject to the director’s continued service.

○

An “initial” one-time RSU award with a grant date fair value of $170,000 granted to new non-employee members of the board of directors and vesting annually over three years, subject to the director’s continued service on the applicable vesting date.

•	Cash Compensation - Board

○	Annual Cash Retainer—Chair: $55,000; Member: $30,000

○	If the Chair is an employee of the Company, the retainer for the Chair will be paid to the Lead Independent Director.

•	Cash Compensation - Committees

○	Audit Committee—Chair: $20,000; Member: $10,000

○	Compensation Committee—Chair: $12,000; Member: $6,000

○	Nominating & Corporate Governance Committee—Chair: $8,000; Member: $4,000

In addition to the above director compensation program, Mr. Lake receives compensation for consulting services provided to the Company pursuant to a consulting agreement entered into between the Company and Mr. Lake in fiscal 2018, prior to him becoming a member of the board of directors. Under the consulting agreement, Mr. Lake receives an annual consulting fee of $30,000.

Fiscal 2022 Director Compensation Table

The following table sets forth information for the fiscal year ended January 31, 2022, regarding the compensation awarded to, earned by or paid to our non-employee directors. Mr. Naudé, our Chairman and Chief Executive Officer, does not receive additional compensation for his service as a director and has been excluded from the table. Please see the Fiscal 2022 Summary Compensation Table for the compensation received by Mr. Naudé for his service as Chief Executive Officer during fiscal 2022.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Steven Collins	54,000		171,037	—	—	225,037
Jon Doyle	34,000		171,037	—	—	205,037
Jeffrey Horing	30,000	(3)	171,037	—	—	201,037
Pam Kilday	46,000		171,037	—	—	217,037
Spencer Lake	44,000		171,037	—	30,000	245,037
Jeffrey Lunsford	67,000		171,037	—	—	238,037
William Ruh	40,000		171,037	—	—	211,037

(1)

Amounts reported in the stock awards column reflect the grant date fair value of each RSU award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718,

Compensation-Stock Compensation (“ASC 718”), excluding the effect of estimated forfeitures. The amounts reported are calculated based on the Company’s fair market value on the date of grant multiplied by the number of shares subject to the RSU award. As of January 31, 2022, our non-employee directors had equity awards outstanding with respect to the following number of shares: Mr. Collins—RSUs, 12,688; Mr. Doyle—RSUs, 12,688; Mr. Horing—RSUs, 2,688; Ms. Kilday—RSUs, 12,688; Mr. Lake—RSUs, 2,688 and stock options, 37,100; Mr. Lunsford—RSUs, 2,688; and Mr. Ruh—RSUs, 2,688.
(2)	Consists of consulting fees received by Mr. Lake pursuant to his consulting agreement with the Company.
(3)	The fees earned and paid in cash for Mr. Horing were paid to Insight Venture Management LLC.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis describes how the Compensation Committee determined fiscal 2022 executive compensation, the elements of our executive compensation program and the compensation of each of our named executive officers (“NEOs”).

For fiscal 2022, the NEOs were:

Name	Title
Pierre Naudé	Chief Executive Officer
Josh Glover	President & Chief Revenue Officer
David Rudow	Chief Financial Officer & Treasurer
Greg Orenstein	Chief Corporate Development & Strategy Officer
Sean Desmond	Chief Customer Success Officer

Our CD&A is divided into three sections:

Overview	• Fiscal 2022 Business Highlights • Our Executive Compensation Program • Our Executive Compensation Practices

What We Pay and Why

•  Fiscal 2022 Executive Compensation Decisions

•  Alignment of Executive Compensation Program with Operational Performance and Stakeholder Interests

•  Base Salary

•  Annual Cash Bonuses

•  Long-Term Incentive Program

•  Other Elements of Our Fiscal 2022 Executive Compensation Program

How We Make Executive Compensation Decisions

•  Our Executive Compensation Philosophies and Objectives

•  Role of the Board, Compensation Committee and our Executive Officers

•  Guidance from Compensation Consultant

•  Comparison to Relevant Peer Group

OVERVIEW

Fiscal 2022 Business Highlights

We believe our fiscal 2022 performance demonstrated the power of our business model and strong execution by our executive team, as illustrated by the following recent business highlights:

•

Signed Expansion Deal with Wells Fargo: In the fourth quarter of fiscal 2022, Wells Fargo & Company expanded its adoption of the nCino Bank Operating System® to accelerate digital transformation within its Consumer and Small Business Banking division to deliver a premier, cutting-edge technology experience. Earlier in fiscal year 2022, Wells Fargo selected nCino as the technological foundation to transform its commercial lending operations.

•

Signed Expansion and Renewal Deals with Strategic Customers: During the fourth quarter of fiscal 2022, nCino signed several strategic renewal and expansion deals with existing customers, including a U.S. enterprise customer with over $150 billion in assets that nearly doubled their financial commitment, and a Top-10 U.S. bank that completed a multi-year renewal, which included their purchase of our newest Automated Spreading functionality. Additionally, a U.S. enterprise bank with over $100 billion in assets that was using nCino for Commercial Banking also purchased nCino’s Deposit Account Opening solution during the fourth quarter.

•	Completed Acquisition: nCino closed on its acquisition of SimpleNexus, a leading cloud-based, mobile-first homeownership software company, on January 7, 2022.

•

Increased Customer Count and Size: The Company ended fiscal 2022 with over 1,750 customers, including over 400 SimpleNexus customers, up from over 1,260 at the end of fiscal 2021. Of our Bank Operating System customers, 271 contributed greater than $100,000 to fiscal 2022 subscription revenues, an increase from 224 in fiscal 2021. Of these 271 customers, 47 contributed more than $1 million to fiscal 2022 subscription revenues, compared to 36 at the end of the prior year.

•

Expanded International Footprint: In the fourth quarter of fiscal 2022, nCino added new logos in multiple geographies, including Japan and South Africa. In Canada, the Company added CIBC in the fourth quarter along with another Top 5 Canadian bank. The Company also recently launched new entities in Spain and France in addition to its German entity and hub office in London.

•

Announced New International Go-Live: Subsequent to the fourth quarter of fiscal 2022, nCino announced that Natixis Corporate & Investment Banking (Natixis CIB) is using nCino to speed up its credit journeys, improve efficiency and deliver intelligence into the financial analysis process with Automated Spreading, powered by nCino’s artificial intelligence application suite, nCino IQ (nIQ®). Natixis CIB will also use nCino’s Corporate Banking Solution to eliminate manual processes and automate repeatable tasks for seamless collaboration across deal teams and faster credit decisioning to deliver an enhanced client experience with embedded regulatory compliance and procedures.

Our Executive Compensation Program

Our executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices and competitive market rates. New-hire executive officers’ compensation is primarily determined based on the negotiations of the parties, market competitive compensation practices as well as our historical compensation practices.

The table below outlines each of the principal elements of the Company’s executive compensation program:

Pay Element
	Base Salary	Short-Term Cash Incentive Compensation	Time-Based RSUs

Recipients	All NEOs

When Granted	Annually

Form of Delivery	Cash		Equity

Type of Performance	Short-term emphasis	Short-term emphasis (variable)	Long-term emphasis (variable)

Performance/Vesting Period	1 year		4 years

Pay Element
	Base Salary	Short-Term Cash Incentive Compensation	Time-Based RSUs
How Payout Determined	Market practice and individual performance; established by Compensation Committee	Market practice and upon objectives established by Compensation Committee	Market practice and individual performance; established by Compensation Committee

Fiscal 2022 Performance Measures	Individual performance	Net annual contract value, non-GAAP gross margin and total revenue	Value fluctuating based on share price

Our Executive Compensation Practices

Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives and are aligned with commonly viewed best practices:

✓	Significant percentage of target annual compensation delivered in the form of variable compensation tied to financial performance or stock price

✓	Substantial portion of executive compensation is at-risk

✓	Market comparison of executive compensation against a relevant peer group

✓	Independent Compensation Committee

✓	Use of a compensation consultant reporting directly to the Compensation Committee

✓	Limited perquisites

✓	No excessive severance benefits

✓	Prohibition on hedging, pledging or short sales of our securities

WHAT WE PAY AND WHY

Fiscal 2022 Executive Compensation Decisions

Consistent with our pay-for-performance philosophy and executive compensation program objectives described below under “Our Executive Compensation Philosophies and Objectives,” in determining the fiscal 2022 target executive compensation levels and the mix of compensation elements for each NEO, the Compensation Committee and our Chief Executive Officer (in making recommendations regarding NEO compensation other than his own) considered, as applicable, each NEO’s performance, Company performance, the compensation levels paid to other executive officers at the Company, the competitive median of the market to provide a perspective on external practices, and input from the Compensation Committee’s compensation consultant.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each executive officer’s scope of responsibility and accountability to us and to align with the competitive market. For fiscal 2022, base salary adjustments were made after considering market data and, in the case of Mr. Glover, to recognize his promotion to President in September 2021. The table below sets forth the fiscal 2022 and fiscal 2021 annual base salary levels for each of our NEOs.

Named Executive Officer	Fiscal 2021 Base Salary	Fiscal 2022 Base Salary	Percentage Change
Pierre Naudé	$430,000	$456,000	6.0%
Josh Glover	$230,000	$356,757	55.1%
David Rudow	$330,000	$360,000	9.1%
Greg Orenstein	$300,000	$320,000	6.7%
Sean Desmond	$276,000	$300,000	8.7%

Please see the “Salary” column in the Fiscal 2022 Summary Compensation Table for the base salary amounts received by each NEO in fiscal 2022.

Annual Cash Bonuses

We provide our NEOs with short-term incentive compensation through an annual cash bonus program that applies to all applicable employees on a bonus program. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our annual cash bonus program provides cash incentive award opportunities based on the achievement of performance goals approved by our board of directors at the beginning of each fiscal year.

The payment of awards under the fiscal 2022 annual cash bonus program applicable to the NEOs was subject to the attainment of goals relating to net annual contract value (“ACV”), determined based on bookings from contracts entered into during the fiscal year, the Company’s total non-GAAP gross margin and the Company’s total revenues.

The table below sets forth the weight and target achievement level for each metric in our fiscal 2022 annual cash bonus program.

	Weight	Fiscal 2022 Threshold(1)	Fiscal 2022 Target		Fiscal 2022 Maximum(1)	Fiscal 2022 Actual		Fiscal 2022 Actual (as a percentage of target)
Net Annual Contract Value(2)	50%	—	—	(2)	—	—	(2)	95.6%
Non-GAAP Gross Margin(3)	30%	57.7%	60.7%		65.6%	62.4%		110.0%
Total Revenues(4)	20%	—	$261,958,277		—	$270,106,905		103.1%
Overall Achievement								101.4%

(1)

There are no threshold or maximum achievement levels with respect to the Net Annual Contract Value and Total Revenues metrics under our fiscal 2022 annual cash bonus program. Payouts with respect to such metrics are calculated on a linear basis. With respect to the Non-GAAP Gross Margin metric, threshold and maximum performance would result in a payout equal to 80% and 200% of target, respectively.

(2)

“Net Annual Contract Value” for incentive purposes is defined as ACV as of the first day of fiscal 2022, plus ACV contract bookings during fiscal 2022, less churn (i.e., reductions of ACV during fiscal 2022). Net Annual Contract Value for incentive purposes does not include any ACV contract bookings from SimpleNexus in light of the January 2022 closing of the Company’s acquisition of SimpleNexus. We do not disclose the target or actual achievement levels with respect to the Net Annual Contract Value metric due to their competitively sensitive nature. The target achievement level with respect to the Net Annual Contract Value metric was designed to be difficult but achievable with strong management performance.

(3)

“Non-GAAP Gross Margin” for incentive purposes is a non-GAAP financial measure that represents the Company’s total revenues less cost of goods sold, divided by total revenues, excluding the impact of stock-based compensation and amortization and expressed as a percentage. Non-GAAP Gross Margin for incentive purposes does not include any revenues from SimpleNexus in light of the January 2022 closing of the Company’s acquisition of SimpleNexus.

(4)

“Total Revenues” for incentive purposes is defined as subscription, customer support and professional services revenues recognized during fiscal 2022. Total Revenues for incentive purposes does not include any revenues from SimpleNexus in light of the January 2022 closing of the Company’s acquisition of SimpleNexus.

The table below sets forth the fiscal 2021 and fiscal 2022 target bonus opportunities and fiscal 2022 actual bonus payouts for each NEO. For fiscal 2022, the target bonus adjustments were made after considering market data. Mr. Glover’s target bonus opportunity was further increased in connection with his promotion to President and Mr. Rudow’s target bonus opportunity was further increased in recognition of his strong performance and to appropriately position his target compensation based on his experience. Based on the above-target results reflected in the table above, the Compensation Committee approved bonus payouts with respect to fiscal 2022 in amounts equal to 101.4% of target.

Named Executive Officer	Fiscal 2021 Target Bonus	Fiscal 2022 Target Bonus(1)	Fiscal 2022 Actual Bonus
Pierre Naudé	$430,000	$456,000	$462,416
Josh Glover	$230,000	$303,244	$290,875
David Rudow	$200,000	$252,000	$220,584
Greg Orenstein	$150,000	$160,000	$155,528
Sean Desmond	$138,000	$150,000	$147,110

(1)

Increases to target bonus opportunities are not retroactive to the beginning of the fiscal year, but instead go into effect following the completion of the NEO’s annual merit cycle (the timing of which is generally based on the NEO’s start date, other than with respect to Mr. Glover, whose annual merit cycle is aligned with employees on commission-based compensation plans). Accordingly, fiscal 2022 target bonus opportunities are calculated using prorated salary and target bonus opportunities as in effect during the year. See the Fiscal 2022 Grants of Plan-Based Awards Table for the Fiscal 2022 prorated target bonus opportunity for each NEO.

Long-Term Incentive Program

To further align the interests of our NEOs with the interests of our stockholders, to further focus our executive officers on our long-term performance and to promote retention of our executive officers, we provide equity compensation to our NEOs. In fiscal 2022, equity compensation was granted in the form of time-based RSUs, which vest in four equal installments on each of the first four anniversaries of the grant date, subject to the NEO’s continued employment through each applicable anniversary of the grant date.

Setting Award Levels under Long-Term Incentive Program

In determining the fiscal 2022 target equity grant levels for the NEOs, the Compensation Committee compared the target total direct compensation of each NEO (i.e., base salary, annual cash bonus and equity grants) to the competitive market median. In connection with his promotion to President, Mr. Glover received an additional RSU award with a target value of $2,500,000, which vests in four equal annual installments on each of the first four anniversaries of the grant date. The amount of Mr. Glover’s promotion RSU grant was determined after considering market data and the input of the Compensation Committee’s compensation consultant.

The table below sets forth the target award value, as of the date of grant, of the RSU awards received by each NEO under our fiscal 2022 long-term incentive program. The fiscal 2022 target equity award values for Messrs. Naudé and Glover were increased compared to fiscal 2021 in order to better align their target compensation with the competitive market.

Named Executive Officer	Fiscal 2022 Target Equity Award Value(1)
Pierre Naudé(1)	$6,938,000	(2)
Josh Glover(2)	$4,000,000	(3)
David Rudow	$2,000,000
Greg Orenstein	$1,500,000
Sean Desmond	$1,500,000

(1)

The amounts reflected in this column represent the targeted equity value, with the number of shares subject to the RSU awards determined by dividing this value by our closing stock price on April 1, 2021 for each NEO other than Mr. Naudé. These amounts differ from the amounts reflected for these awards in the Fiscal 2022 Summary Compensation Table due to the change in our stock price from April 1, 2021 to the grant date of April 5, 2021.

(2)	Mr. Naudé’s RSU award is based on a grant by the Compensation Committee of 100,000 shares. All other NEOs received a grant based on the indicated target dollar value.
(3)	The amount reflected for Mr. Glover includes an additional RSU award with a target award value of $2,500,000 that was granted to him in connection with his promotion to President.

Please see “Outstanding Equity Awards at Fiscal 2022 Year-End” for a summary of the outstanding equity awards held by each of the NEOs as of fiscal 2022 year-end.

Other Elements of Our Fiscal 2022 Executive Compensation Program

Employment Arrangements

In connection with our IPO, we entered into new employment agreements with each of our NEOs. The agreements describe the basic terms of the executive’s employment, including his base salary, annual bonus target and long-term incentive award target. The terms of the agreements were determined after a review of market data prepared by Aon.

These agreements also provide for severance benefits in the event of a termination of employment in certain circumstances, including the departure of the NEO following a change of control of our Company. The severance terms were determined after a review of market data prepared by Aon. See the subsection titled “Potential Payments Upon Termination or Change of Control” for a description of the severance and change in control arrangements for our NEOs.

Other Benefits

Our NEOs participate in our corporate-wide benefit programs. Our NEOs are offered benefits that generally are commensurate with the benefits provided to all of our full-time employees, which includes participation in our qualified defined contribution plan. Mr. Naudé also receives life insurance benefits paid for by the Company. In fiscal 2022, Mr. Naudé used a time-shared chartered aircraft program for personal use, for which he fully reimbursed the Company. Accordingly, no amount is reflected for such use in the “All Other Compensation” column of the Fiscal 2022 Summary Compensation Table below.

Consistent with our performance-based culture, we do not offer a service-based defined benefit pension plan or other similar benefits to our employees. During fiscal 2022, we did not provide nonqualified retirement programs or perquisites that are often provided at other companies to our NEOs.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Our Executive Compensation Philosophies and Objectives

nCino seeks to foster a strong and supportive culture that allows us to attract, retain, motivate and reward high performing, innovative talent through fair, equitable, and market aligned compensation. We seek to provide a competitive compensation program, with compensation aligned at the 50th percentile of market with variation from the market data, but all employees have the ability to earn differentiated merit increases and achieve promotional opportunities based upon superior performance, role expectations, tenure and Company growth. nCino places significant value on culture, invests in employee health and well-being, fosters professional growth and provides opportunity for all employees in the Company.

In furtherance of our compensation objectives, the variable nature of our executive compensation program ties significant portions of total compensation to Company and individual performance, through a combination of cash incentives and equity compensation. The Compensation Committee believes that the executive compensation program should motivate the executive officers to drive strong and sustained performance for the Company. Accordingly, executive compensation is weighted towards at-risk, variable incentive awards — short-term cash incentives and equity grants — rather than base salaries. This performance and equity focus is designed to align our executive compensation with the performance of individuals and the Company as a whole with the interests of our shareholders.

Role of the Board, Compensation Committee and our Executive Officers

The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and each of our other executive officers. In setting the compensation of our Chief Executive Officer, the Compensation Committee takes into account the board of directors’ review of our Chief Executive Officer’s performance. In setting the compensation of our other executive officers, the Compensation Committee takes into account our Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from Compensation Consultant

Aon provides executive compensation consulting services to the Compensation Committee. With respect to fiscal 2022, Aon provided services related to the review of fiscal 2022 compensation adjustments for executive officers and directors, including a review of peer group compensation data, awards under our long-term incentive program and assistance with this CD&A. The Compensation Consultant is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings. Other than services provided to the Compensation Committee, Aon did not provide any services to the Company with respect to fiscal 2022. The Compensation Committee reviewed the independence of Aon under Nasdaq and SEC rules and concluded that the work of Aon has not raised any conflict of interest.

Selection of and Comparison to Peer Group

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for peer group companies as well as a general industry survey.

While the Compensation Committee considers relevant market pay practices when setting executive compensation, it does not believe it is appropriate to establish compensation levels based only on market practices. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company and individual performance and peer compensation levels. The factors that influence the amount of compensation awarded include, but are not limited to:

•	Market competition for a particular position;

•	Experience and past performance inside or outside the Company;

•	Role and responsibilities within the Company;

•	Tenure with the Company and associated institutional and industry knowledge;

•	Long-term potential with the Company;

•	Innovative thinking and leadership; and

•	Personal performance and contributions.

In selecting companies for our peer group, the Compensation Committee considered the following peer group selection criteria:

•	Operates in the software and software as a service (SAAS) industry; and

•	Comparable in terms of market capitalization (target between $2 billion and $20 billion) and revenue (target revenue between $100 million and $750 million).

For fiscal 2022 compensation decisions, the Compensation Committee utilized the peer group set forth below. Based on data compiled by Aon at the time of the peer group review, our operating income and market capitalization were between the median and 75th percentile of our peer group.

2022 Compensation Peer Group

Anaplan	Duck Creek Technologies	Q2

AppFolio	Everbridge	SailPoint Technologies

Appian	Fastly	Smartsheet

BigCommerce	Five9	SPS Commerce

Bill.com	LivePerson	Varonis Systems

Blackline	Paylocity

Cardlytics	Pegasystems

In assessing executive compensation, the Compensation Committee also reviewed market and survey data from Radford’s Global Technology Survey published by Aon and Global Life Sciences Compensation Survey and cash compensation surveys from salary.com that are blended based on position and compensation element.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with Company management. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement, which will be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 31, 2022.

Respectfully submitted by the Compensation Committee of the board of directors.

Jeffrey Lunsford, Chair

Pam Kilday

Spencer Lake

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

FISCAL 2022 EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVES

Fiscal 2022 Summary Compensation Table

The following table provides information regarding the compensation earned by our NEOs for fiscal 2022 and, to the extent required under the SEC executive compensation disclosure rules, fiscal 2021 and 2020.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Pierre Naudé,	2022	456,000	—	6,874,000	462,416	24,667	7,817,083
Chief Executive Officer	2021	430,000	—	2,561,060	465,780	21,144	3,477,984
	2020	412,500	—	2,175,000	213,881	11,676	2,813,057
Josh Glover,	2022	309,065	—	4,080,715	290,875	14,385	4,695,040
President & Chief Revenue Officer	2021	230,000	10,000	1,087,500	249,090	14,225	1,590,815
	2020	205,000	—	1,087,500	212,585	6,887	1,511,972
David Rudow,	2022	340,000	—	1,981,499	220,584	11,642	2,553,725
Chief Financial Officer & Treasurer	2021	296,667	—	1,087,500	173,458	9,307	1,566,932
	2020	75,072	—	2,175,000	39,378	115,986	2,405,436
Greg Orenstein,	2022	306,667	—	1,486,159	155,528	47,294	1,995,648
Chief Corporate Development & Strategy Officer	2021	278,667	—	1,413,760	150,945	13,439	1,856,811
Sean Desmond,	2022	290,000	—	1,486,159	147,110	14,172	1,937,441
Chief Customer Success Officer

(1)

The amounts reported represent the grant date fair value of RSUs calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated based on the fair market value of a share of Company common stock as of the grant date.

(2)

The amounts reported for fiscal 2022 represent payouts under the Company’s annual cash bonus program based on performance with respect to goals relating to (i) net ACV, (ii) total non-GAAP gross margin, and (iii) total revenues, as further described above.

(3)

The amounts reported in this column for fiscal 2022 consist of (i) a cell phone allowance for each of the NEOs other than Mr. Naudé, (ii) matching contributions under the Company’s 401(k) plan for each of the NEOs, (iii) lodging expenses of $16,061 for Mr. Orenstein and a related tax reimbursement of $13,173, and (iv) life insurance premiums paid by the Company for Mr. Naudé and a related tax reimbursement of $2,890.

Fiscal 2022 Grants of Plan-Based Awards

The following table provides information regarding the possible payouts to our NEOs in fiscal 2022 under our annual cash bonus program and the equity awards received by our NEOs in fiscal 2022 under the: nCino, Inc. 2019 Equity Incentive Plan (as amended and restated on July 16, 2020) (the “2019 Plan”).

Name	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards
		Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of shares of stock or units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Pierre Naudé	(3)	—	—	228,000	—	—	—
	(4)	—	—	91,200	—	—	—
	(5)	—	109,440	136,800	273,600	—	—
	4/5/2021	3/17/2021	—	—	—	100,000	6,874,000
Josh Glover	(3)	—	—	143,420	—	—	—
	(4)	—	—	57,368	—	—	—
	(5)	—	68,841	86,052	172,104	—	—
	4/5/2021	3/17/2021	—	—	—	21,620	1,486,159
	11/1/2021	9/1/2021	—	—	—	34,406	2,594,556
David Rudow	(3)	—	—	108,762	—	—	—
	(4)	—	—	43,505	—	—	—
	(5)	—	52,206	65,257	130,514	—	—
	4/5/2021	3/17/2021	—	—	—	28,826	1,981,499
Greg Orenstein	(3)	—	—	76,685	—	—	—
	(4)	—	—	30,674	—	—	—
	(5)	—	36,809	46,011	92,022	—	—
	4/5/2021	3/17/2021	—	—	—	21,620	1,486,159
Sean Desmond	(3)	—	—	72,534	—	—	—
	(4)	—	—	29,014	—	—	—
	(5)	—	34,816	43,521	87,041	—	—
	4/5/2021	3/17/2021	—	—	—	21,620	1,486,159

(1)

Amounts reported in this column represent RSU awards that vest in four equal annual installments on each of the first four anniversaries of the grant date, subject to the NEO’s continued employment through each applicable vesting date.

(2)

The amounts reported represent the grant date fair value of RSUs calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated based on the fair market value of a share of Company common stock as of the grant date.

(3)

Amounts represent the weighted target payout level with respect to the Net Annual Contract Value performance metric under our fiscal 2022 annual cash bonus program. There are no threshold or maximum achievement levels with respect to the Net Annual Contract Value metric and payouts with respect to such metric are calculated on a linear basis.

(4)

Amounts represent the weighted target payout level with respect to the Total Revenues performance metric under our fiscal 2022 annual cash bonus program. There are no threshold or maximum achievement levels with respect to the Total Revenues metric and payouts with respect to such metric are calculated on a linear basis.

(5)	Amounts represent the weighted threshold, target and maximum payout level with respect to the Non-GAAP Gross Margin performance metric under our fiscal 2022 annual cash bonus program.

Outstanding Equity Awards at Fiscal 2022 Year-End

The following table summarizes outstanding option awards and unvested stock awards held by each NEO on January 31, 2022.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Pierre Naudé	8/15/19	—	—	—	—	50,000	2,291,500
	6/8/20	—	—	—	—	96,040	4,401,513
	4/5/21	—	—	—	—	100,000	4,583,000
Josh Glover	2/1/17	132,058	—	4.98	2/1/27	—	—
	8/15/19	—	—	—	—	25,000	1,145,750
	6/8/20	—	—	—	—	40,782	1,869,039
	4/5/21	—	—	—	—	21,620	990,845
	11/1/21	—	—	—	—	34,406	1,576,827
David Rudow	11/1/19	—	—	—	—	50,000	2,291,500
	6/8/20	—	—	—	—	40,782	1,869,039
	4/5/21	—	—	—	—	28,826	1,321,096
Greg Orenstein	11/1/15	122,448	—	2.45	11/1/25	—	—
	2/1/17	50,000	—	4.98	2/1/27	—	—
	8/15/19	—	—	—	—	17,500	802,025
	6/8/20	—	—	—	—	53,016	2,429,723
	4/5/21	—	—	—	—	21,620	990,845
Sean Desmond	2/1/14	44,519	—	1.29	2/1/24	—	—
	8/1/14	17,642	—	1.29	8/1/24	—	—
	2/1/17	256,276	—	4.98	2/1/27	—	—
	8/15/19	—	—	—	—	25,000	1,145,750
	6/8/20	—	—	—	—	40,782	1,869,039
	4/5/21	—	—	—	—	21,620	990,845

(1)

These RSUs vest with respect to 25% of the shares subject to the RSU award on each of the first four anniversaries of the grant date or, with respect to the RSU awards granted on August 15, 2019, on the first four anniversaries of August 1, 2019, subject to the NEO’s continued employment through the applicable vesting date.

(2)	The market value of shares or units that have not vested reflects a stock price of $45.83, our closing stock price on January 31, 2022, the last trading day of fiscal 2022.

Fiscal 2022 Option Exercises and Stock Awards Vested

The following table provides information concerning the exercise of stock options and vesting of stock awards during fiscal 2022 for each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Pierre Naudé	750,000	48,695,122	57,013	3,640,734

Josh Glover	60,080	3,834,334	26,093	1,667,399

David Rudow	—	—	38,593	2,746,774

Greg Orenstein	79,500	5,207,955	26,422	1,684,164

Sean Desmond	33,000	2,031,810	26,093	1,667,399

Fiscal 2022 Potential Payments Upon Termination or Change in Control

During fiscal 2022, the NEOs were each subject to employment agreements that provided for certain severance benefits upon a qualifying termination of employment. A description of the material terms of each of the employment arrangements that were in effect on January 31, 2022, as well as estimates of the payments and benefits each NEO would receive upon a qualifying termination of employment or change in control, are set forth below. The estimates have been calculated assuming a termination date of January 31, 2022 and the closing price of a share of our common stock on January 31, 2022. The amounts reported below are only estimates and actual payments and benefits to be paid upon a qualifying termination of a NEO’s employment with the Company or change in control of the Company under these arrangements can only be determined at the time of termination or change in control.

Employment Agreements

In connection with our IPO, we entered into new employment agreements with each of our NEOs, the material terms of which are set forth below.

Under the new employment agreements, in the event of a termination of employment due to the NEO’s death or disability, the NEO will be entitled to a pro-rated bonus for the year of termination, based on actual performance and pro-rated for the portion of the year the NEO was employed. Subject to the NEO’s execution of a release of claims in favor of the Company, in the event of a termination by the Company without cause or by the executive due to good reason prior to or more than one year following a change in control, each as defined in the applicable employment agreement, each NEO would be entitled to (i) severance payments over a specified severance period equal to the base salary the NEO would have received during such severance period, (ii) a pro-rated bonus for the year of termination, based on actual performance and pro-rated for the portion of the year the NEO was employed, and (iii) reimbursements for healthcare continuation coverage during the severance period, subject to earlier termination in the event the executive officer becomes eligible for alternative health coverage. The severance period is 12 months for Messrs. Naudé and Orenstein and six months for Messrs. Glover, Rudow and Desmond. If the NEO experiences a termination of employment on or during the one-year period following a change in control of the Company, then, in lieu of the benefits set forth above, the executive will receive a severance payment equal to a severance multiple multiplied by the sum of the executive’s annual base salary and target bonus, and the period for healthcare continuation coverage will be 18 months for Mr. Naudé and 12 months for Messrs. Orenstein, Glover, Rudow and Desmond. The severance multiple for a termination of employment within one-year following a change in control of the Company is one and a half for Mr. Naudé and one for Messrs. Orenstein, Glover, Rudow and Desmond. In addition, under the terms of the employment agreements, if the payments and benefits to a NEO under his employment agreement or another plan, arrangement or agreement would subject the NEO to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the NEO receiving a higher net after-tax amount.

In addition, consistent with the terms of certain of the Company’s pre-existing compensation arrangements, in the event that either (i) the NEO is employed by the Company as of a change in control of the Company or (ii) the employment of the NEO is terminated by the Company without cause or by the executive due to good reason within six months prior to such change in control, any equity awards held by the NEO as of the effective date of the new employment agreements described above will vest upon such change in control. For equity awards granted following the effective date of the new employment agreements, unless otherwise provided for in an award agreement, such equity awards will vest in the event of a termination of employment by the Company without cause or due to good reason on or within one year following a change in control.

At the time the NEO entered into the above-described employment agreement with the Company, the NEO also entered into a non-disclosure, restrictive covenants and assignment of invention agreement with restrictive covenants relating to non-competition and non-solicitation of customers and employees, during employment and for 12 months following a termination of employment for Messrs. Naudé and Orenstein and for six months following a termination of employment for Messrs. Glover, Rudow and Desmond.

Potential Payments Upon Death or Disability Table

Name	Severance Payment ($)(1)	Value of Accelerated Equity Awards ($)	Welfare Benefits ($)	Aggregate Payments ($)

Pierre Naudé	462,416	—	—	462,416

Josh Glover	290,875	—	—	290,875

David Rudow	220,584	—	—	220,584

Greg Orenstein	155,528	—	—	155,528

Sean Desmond	147,110	—	—	147,110

(1)

Amounts reported in this column represent a pro-rated target bonus for the year of termination, based on actual performance. Because this table assumes a termination on January 31, 2022, the amounts are not pro-rated.

Potential Payments Upon Change in Control Table

Name	Severance Payment ($)	Value of Accelerated Equity Awards ($) (1)	Welfare Benefits ($)	Aggregate Payments ($)

Pierre Naudé	—	6,693,013	—	6,693,013

Josh Glover	—	3,014,789	—	3,014,789

David Rudow	—	4,160,539	—	4,160,539

Greg Orenstein	—	3,231,748	—	3,231,748

Sean Desmond	—	3,014,789	—	3,014,789

(1)	Pursuant to the terms of the new employment agreements, any equity awards held by a NEO as of the effective date of his employment agreement will vest in full upon a change in control.

Potential Payments Upon Qualifying Termination Absent a Change in Control Table(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)	Welfare Benefits ($)(3)	Aggregate Payments ($)

Pierre Naudé	918,416	—	8,428	926,844

Josh Glover	469,254	—	6,952	476,206

David Rudow	400,584	—	6,952	407,536

Greg Orenstein	475,528	—	13,904	489,432

Sean Desmond	297,110	—	6,952	304,062

(1)	A qualifying termination means termination of the NEO’s employment by the Company without cause or by the NEO for good reason.
(2)

Amounts reported in this column represent the sum of (i) six months’ base salary (12 months’ base salary for Messrs. Naudé and Orenstein) and (ii) a pro-rated bonus for the year of termination, based on actual performance. Because this table assumes a termination on January 31, 2022, the amounts are not pro-rated.

(3)

Represents the estimated value of continued welfare benefits that NEOs would be entitled to receive upon a qualifying termination of employment prior to or more than one year following a change in control.

Potential Payments Upon Qualifying Termination on or Following a Change in Control Table(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Welfare Benefits ($)(4)	Aggregate Payments ($)

Pierre Naudé	1,146,416	11,276,013	12,641	12,435,070

Josh Glover	647,632	5,582,461	13,904	6,243,997

David Rudow	580,584	5,481,635	13,904	6,076,123

Greg Orenstein	475,528	4,222,593	13,904	4,712,025

Sean Desmond	447,110	4,005,634	13,904	4,466,648

(1)	A qualifying termination means termination of the NEO’s employment by the Company without cause or by the NEO for good reason.
(2)

Amounts reported in this column represent the sum of (i) 12 months’ base salary (18 months’ base salary for Mr. Naudé) and (ii) a pro-rated bonus for the year of termination, based on actual performance. Because this table assumes a termination on January 31, 2022, the amounts are not pro-rated.

(3)

Represents the value of equity awards (i) held by the NEOs as of the effective dates of their new employment agreements that would become vested upon a change in control within six months following a qualifying termination of employment, and (ii) granted following the effective date of the new employment agreements that would become vested upon a qualifying termination of employment on or within one year following a change in control.

(4)

Represents the estimated value of continued welfare benefits that NEOs would be entitled to receive upon a qualifying termination of employment on or during the one-year period following a change in control.

Compensation Risk Assessment

We conducted an assessment of the risks associated with our compensation practices and policies and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2022 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders(1)	5,641,549	(2)	$6.72	(3)	19,171,755	(4)

Equity compensation plans not approved by security holders	—		—		—

Total	5,641,549		$6.72		19,171,755

(1)	Includes our 2019 Amended and Restated Equity Incentive Plan, Employee Stock Purchase Plan and 2014 Omnibus Stock Ownership and Long Term Incentive Plan.
(2)

Includes 2,629,109 shares issuable pursuant to outstanding stock options and 3,012,440 shares issuable pursuant to outstanding restricted stock units under our 2019 Amended and Restated Equity Incentive Plan and 2014 Omnibus Stock Ownership and Long Term Incentive Plan.

(3)	Excludes restricted stock units which have no exercise price.
(4)

Includes 16,489,860 shares available for issuance under our 2019 Amended and Restated Equity Incentive Plan and 2,681,895 shares available for issuance under our Employee Stock Purchase Plan. Our 2019 Amended and Restated Equity Incentive Plan provides that the number of shares of our common stock reserved for issuance under the plan will automatically increase on the first day of each fiscal year, beginning with the fiscal year ending January 31, 2022 and continuing until (and including) the fiscal year ending January 31, 2031, by an amount equal to the lesser of (i) 5% of the shares of our common stock issued and outstanding on January 31 of the immediately preceding fiscal year or (ii) an amount determined by our board of directors. Our Employee Stock Purchase Plan provides that the number of shares of our common stock available for future issuance under the plan will automatically increase on the first day of each fiscal year, beginning with the fiscal year ending January 31, 2022 and continuing until (and including) the fiscal year ended January 31, 2031, by an amount equal to the lesser of (i) 1% of the shares of our common stock issued and outstanding on January 31 of the immediately preceding fiscal year, (ii) 1,800,000 shares of our common stock or (iii) an amount determined by our board of directors.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL

YEAR ENDING JANUARY 31, 2023

Our board of directors and the audit committee are asking our stockholders to ratify the appointment by the audit committee of ERNST & YOUNG LLP (“EY”), as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending January 31, 2023. Stockholder ratification of such selection is not required by our Amended and Restated Bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain EY for the fiscal year ending January 31, 2023. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change should be made.

EY has audited our financial statements since our fiscal year 2017. A representative of EY is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services

The following table sets forth the fees billed for professional audit services and other services rendered to the Company by EY for the fiscal years ended January 31, 2022 and 2021.

	Years Ended January 31,
	2022	2021

Audit fees(1)	$2,724,000	$1,908,000

Audit-related fees(2)	414,000	52,000

Tax fees(3)	128,000	5,000

All other fees	—	—

Total fees	$3,266,000	$1,965,000

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, review of the financial statements included in our quarterly reports, as well as services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2021 also included fees related to our initial public offering and other SEC registration statements. Fees for fiscal 2022 also included fees related to other SEC registration statements.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for work performed relating to the Company’s readiness for compliance with the Sarbanes-Oxley Act of 2002 with regard to internal controls over financial reporting. Fees for fiscal 2022 also include fees related to financial due diligence services for business combinations.

(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the audit committee and its activities can be found in the following sections of this proxy statement: “Committee of the Board of Directors” and “Report of the Audit Committee.”

Pre-Approval Policy

According to policies adopted by the audit committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the audit committee. The audit committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.

The audit committee approved all services provided by EY during the fiscal year ended January 31, 2022. The audit committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.

Recommendation of Our Board of Directors and Audit Committee

OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2023.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the audit committee:

•	reviewed and discussed our financial statements as of and for the fiscal year ended January 31, 2022 with management and EY;

•	discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•	received the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board; and

•	discussed the independence of EY with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 for filing with the SEC. The audit committee also appointed EY as our independent registered public accounting firm for fiscal year ending January 31, 2023.

Submitted by the audit committee of our board of directors:

Steven Collins, Chair
Pam Kilday
William Ruh

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

General

We are seeking an advisory, non-binding stockholder vote with respect to the compensation awarded to our named executive officers (or “NEOs”), referred to as a “Say-on-Pay” vote, for the fiscal year ended January 31, 2022, in accordance with the requirements of Section 14A of the Exchange Act.

Our executive compensation program and the compensation paid to our NEOs are described in the section entitled “Executive Compensation” of this proxy statement. Our compensation programs are overseen by the Compensation Committee and are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our board of directors request that stockholders approve on a non-binding, advisory basis, the compensation of our NEOs as described in this proxy statement pursuant to the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and narrative discussion, is hereby APPROVED.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NEOS.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES CONCERNING NAMED EXECUTIVE OFFICER COMPENSATION

General

As described in Proposal Three, our stockholders are being provided the opportunity to cast an advisory vote, referred to as a “Say-on-Pay” vote, regarding our NEO compensation. This Proposal Four provides our stockholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for future annual meetings. Under this Proposal Four, stockholders may vote to have the Say-on-Pay vote every year, every two years, or every three years, or may abstain from voting. The board of directors has approved a frequency of every one year for future Say-on-Pay votes, subject to the same frequency receiving the highest number of votes from stockholders at the Annual Meeting.

We believe that an annual advisory vote on NEO compensation provides the opportunity for more frequent stockholder feedback on our compensation disclosures and NEO compensation program, which will be considered by the board of directors and the Compensation Committee. Therefore, our board of directors has determined that holding an advisory vote on NEO compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on NEO compensation to occur each year. Notwithstanding the board of directors’ recommendation and the outcome of the stockholder vote, the board of directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR EVERY “ONE YEAR” WITH RESPECT TO PROPOSAL FOUR CONCERNING THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL FIVE

STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

General

James McRitchie and Myra K. Young, with an address of 9295 Yorkship Court, Elk Grove, CA 95758, have advised the Company they intend to present the following stockholder proposal at the Annual Meeting. Mr. McRitchie and Myra K. Young have indicated they are the beneficial owners of at least $2,000 in market value of the Company’s common stock.

The text of the stockholder proposal and supporting statement appear exactly as received by the Company. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent and, as a result, the Company is not responsible for any inaccuracies the proposal or statement may contain. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponent.

As explained below, our board of directors makes no recommendation with regards to the stockholder proposal set forth below.

Proposal 5—Transition to Elect Directors by Majority Vote

Resolved: Shareholders of nCino, Inc. (‘Company’) request the Board of Directors amend our Company’s policies, articles of incorporation and/or bylaws to provide that director nominees be elected by the affirmative vote of the majority of votes cast, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats. This proposal includes that a director who receives less than a majority vote be removed as soon as a replacement director can be qualified on an expedited basis. If such a removed director has key experience, they can transition to a consultant or director emeritus. With written justification, the board can set an effective date several years into the future for these changes to take effect.

Supporting Statement: To provide shareholders a meaningful role in director elections, our Company’s current director election standard should transition from a plurality vote standard to a majority vote standard when only board nominated candidates are on the ballot.

Under our Company’s current voting system, a director can be elected if all shareholders oppose the director but one shareholder votes FOR, even by mistake. 90% of companies in the S&P 500 have adopted majority voting for uncontested elections.

In 2020 and 2021 majority shares voted FOR similar proposals at AeroVironment, Redfin, Vector Group, Axon Enterprise, Sonoco, TG Therapeutics, Lipocine, Abeona Therapeutics, Alico, Guidewire Software, Stemline Therapeutics, Caesars Entertainment, RadNet, Gannett, New Residential Investment, Safety Insurance Group, First Community Bancshares, Greenhill, and Advaxis.

Vanguard, one of our largest shareholders, wrote: “If the company has plurality voting, a fund will typically vote for shareholder proposals requiring majority vote for election of directors.” BlackRock wrote: “Majority voting standards assist in ensuring that directors who are not broadly supported by shareholders are not elected to serve as their representatives.” Many other large shareholders have similar proxy voting policies.

This request should be seen in the context that our Company does not allow shareholders to call special meeting or act by written consent, maintains supermajority requirements to amend certain governance provisions, does not provide shareholders with the right to proxy access, and requires a supermajority vote to amend various provisions. Our board is locked into an outdated governance structure that reduces accountability to shareholders, increasing the likelihood of stagnation. We should not risk Zombies on Board: Investors Face the Walking Dead (https://www.msci.com/www/blog-posts/zombies-on-board-investorsface/02161045315).

To Enhance Shareholder Value, Vote FOR

Elect Directors by Majority Vote – Proposal 5

Company Response

The board of directors has considered the above proposal and has decided neither to oppose nor support it at this time. Accordingly, the board of directors makes no voting recommendation to stockholders on this matter. The board of directors understands that there are valid arguments for and against adopting a majority vote standard in the election of directors.

Approval of this proposal would not, by itself, implement majority voting. The proposal, which is advisory in nature, would constitute a recommendation to the board of directors if approved by stockholders. In order to implement majority voting in uncontested director elections, the Company’s Amended and Restated Bylaws would need to be amended.

Although your vote on this proposal is not binding on the Company, the board of directors has consistently demonstrated its commitment to good governance and values the views of the Company’s stockholders. The board of directors will carefully consider the results of the vote on this proposal and will take what it determines to be appropriate action, if any, in response to the vote.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH REGARD TO THE STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of the record date:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the record date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 110,128,561 shares outstanding as of the record date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o nCino, Inc., 6770 Parker Farm Drive, Wilmington, North Carolina 28405.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Directors and Named Executive Officers:

Pierre Naudé(1)	579,224	*

Sean Desmond(2)	390,131	*

Josh Glover(3)	230,668	*

Greg Orenstein(4)	213,764	*

David Rudow(5)	37,391	*

Steven Collins(6)	52,250	*

Jon Doyle(7)	45,000	*

Jeffrey Horing(8)(14)	39,185,675	35.6%

Pam Kilday(9)	16,252	*

Spencer Lake(10)	46,225	*

Jeffrey Lunsford(11)	173,404	*

William Ruh(12)	276,201	*

All executive officers and directors as a group (14 persons)(13)	41,277,349	37.2%

5% Stockholders:

Entities affiliated with Insight Partners(14)	39,123,014	35.5%

Entities affiliated with T. Rowe Price(15)	14,254,033	12.9%

Entities affiliated with HMI Capital Partners, L.P.(16)	7,635,639	6.9%

The Vanguard Group(17)	5,127,028	4.7%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

Consists of (a) 547,221 shares of common stock held by Mr. Naudé and (b) 32,013 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(2)

Consists of (a) 102,619 shares of common stock held by Mr. Desmond, (b) 273,918 shares of common stock issuable upon exercise of options held by Mr. Desmond that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 13,594 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(3)

Consists of (a) 85,016 shares of common stock held by Mr. Glover, (b) 132,058 shares of common stock issuable upon exercise of options held by Mr. Glover that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 13,594 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(4)

Consists of (a) 23,644 shares of common stock held by Mr. Orenstein, (b) 172,448 shares of common stock issuable upon exercise of options held by Mr. Orenstein that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 17,672 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(5)

Consists of (a) 23,797 shares of common stock held by Mr. Rudow and (b) 13,594 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(6)	Consists of 52,250 shares of common stock held by Mr. Collins.
(7)	Consists of 45,000 shares of common stock held by Mr. Doyle.
(8)

Consists of (a) 39,123,014 shares of common stock beneficially held by entities affiliated with Insight Partners as set forth in footnote (14), (b) 43,647 shares of common stock held by Mr. Horing and (c) 19,014 shares held by JPH DE Trust Holding LLC and JPH Private Investments LLC of which Mr. Horing is deemed to be the beneficial owner of the securities owned by JPH DE Trust Holding LLC and JPH Private Investments LLC. Mr. Horing, a member of our board of directors, disclaims beneficial ownership of the shares held of record by each of the affiliated entities of Insight Partners, except to the extent of his pecuniary interest therein, if any.

(9)	Consists of 16,252 shares of common stock held by Ms. Kilday.
(10)

Consists of (a) 9,125 shares of common stock held by Mr. Lake and (b) 37,100 shares of common stock issuable upon exercise of options held by Mr. Lake that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date.

(11)

Consists of (a) 170,716 shares of common stock held by Mr. Lunsford and (b) 2,688 shares of common stock to be issued pursuant to RSUs vesting on an accelerated basis upon Mr. Lunsford’s retirement from the board of directors.

(12)	Consists of 276,207 shares of common stock held by Mr. Ruh.
(13)

Consists of (a) 40,543,379 shares of common stock beneficially owned by our directors and executive officers, (b) 636,255 shares of common stock issuable upon exercise of options held by our directors and executive officers that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 97,715 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(14)

Based on the Schedule 13D filed January 18, 2022 by the entities described below reporting beneficial ownership as of January 7, 2022. The following chart sets forth reported shared voting and dispositive power over shares of common stock reported by these entities in the Schedule 13D. All entities reported no sole voting or dispositive power over shares of common stock.

	Reporting Person	Shared Voting	Shared Dispositive
i.	Insight Venture Partners X, L.P. (“IVP X”)	3,951,261	3,951,261
ii.	Insight Venture Partners (Cayman) X, L.P. (“IVP Cayman X”)	3,240,081	3,240,081
iii.	Insight Venture Partners (Delaware) X, L.P. (“IVP Delaware X”)	626,762	626,762
iv.	Insight Venture Partners X (Co-Investors), L.P. (“IVP Co-Investors X” and, together with IVP X, IVP Cayman X and IVP Delaware X, the “IVP X Funds”)	94,014	94,014
v.	Insight SN Holdings, LLC (“IVP X HoldCo 1”)	2,217,791	2,217,791
vi.	Insight SN Holdings 2, LLC (“IVP X HoldCo 2” and, together with IVP X HoldCo 1, the “IVP X HoldCos”)	1,827,484	1,827,484
vii.	Insight Venture Partners IX, L.P. (“IVP IX”)	10,310,944	10,310,944
viii.	Insight Venture Partners (Cayman) IX, L.P. (“IVP Cayman IX”)	5,123,257	5,123,257
ix.	Insight Venture Partners (Delaware) IX, L.P. (“IVP Delaware IX”)	1,092,443	1,092,443
x.	Insight Venture Partners IX (Co-Investors), L.P. (“IVP Co-Investors IX” and, together with IVP IX, IVP Cayman IX and IVP Delaware IX, the “IVP IX Funds”)	205,816	205,816
xi.	Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P. (“IVP GBCF”)	4,190,253	4,190,253
xii.	Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P. (“IVP Cayman GBCF”)	3,368,720	3,368,720
xiii.	Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., (“IVP Delaware GBCF”)	3,097,549	3,097,549
xiv.	Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P. (“IVP B GBCF” and, together with IVP GBCF, IVP Cayman GBCF and IVP Delaware GBCF, the “IVP GBCF Funds”)	3,812,367	3,812,367
xv.	Insight Venture Associates X, L.P. (“IVA X”)	7,912,118	7,912,118
xvi.	Insight Venture Associates X, Ltd. (“IVA X Ltd”)	7,921,665	7,921,665
xvii.	Insight Venture Associates IX, L.P. (“IVA IX”)	16,732,460	16,732,460
xviii.	Insight Venture Associates IX, Ltd. (“IVA IX Ltd”)	16,732,460	16,732,460
xix.	Insight Venture Associates Growth-Buyout Coinvestment, L.P. (“IVA GBC”)	14,468,889	14,468,889
xx.	Insight Venture Associates Growth-Buyout Coinvestment Ltd. (“IVA GBC Ltd”)	14,468,889	14,468,889
xxi.	Insight Holdings Group, LLC (“Holdings”)	39,123,014	39,123,014

The general partner of each of the IVP X Funds is IVA X, whose general partner is IVA X Ltd. The managing member of each of the IVP X HoldCos is IVP X. The general partner of each of the IVP IX Funds is IVA IX, whose general partner is IVA IX Ltd. The general partner of each of the IVP GBCF Funds is IVA GBC, whose general partner is IVA GBC Ltd. The sole shareholder of each of IVA X Ltd, IVA IX Ltd and IVA GBC Ltd is Holdings, which is managed by a four person Board of Managers. Each of Jeffrey Horing (a member of our board of directors), Deven Parekh, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Holdings and may be deemed to have shared voting and dispositive power over the shares of common stock held by the foregoing entities. Each of Jeffrey Horing, Deven Parekh, Jeffrey Lieberman and Michael Triplett disclaim beneficial ownership of the shares held by entities affiliated with Insight Partners, except to the extent of his pecuniary interest therein, if any. The address for these entities is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, NY 10036.

(15)

Based on the Schedule 13G/A filed February 14, 2022 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price New Horizons Fund, Inc. (the “Fund”), reporting beneficial ownership as of December 31, 2021. According to the Schedule 13G/A, Price Associates has sole voting power over 2,193,555 shares of common stock and sole dispositive power over 9,673,434 shares of common stock. The Fund has sole voting power over 4,580,599 shares of common stock. The address for these entities is 100 E. Pratt Street, Baltimore, Maryland 21202.

(16)

Based on the Schedule 13G/A filed February 14, 2022 by HMI Capital Partners, L.P. (“HMI Capital Partners”), HMI Capital Management, L.P. (“HMI Capital Management”), HMI Capital Fund GP, LLC (“HMI Capital Fund”), Members GP, LLC (“Members”), Marco W. Hellman, Justin C. Nyweide, Sean M. Barrett and Radhakrishnan Raman Mahendran (together, “HMI”), reporting beneficial ownership as of December 31, 2021. According to the Schedule 13G/A, HMI Capital Management, HMI Capital Fund, Members, Marco W. Hellman, Justin C. Nyweide, Sean M. Barrett and Radhakrishnan Raman Mahendran each have shared voting and dispositive power with respect to 7,635,639 shares of common stock and HMI Capital Partners has shared voting and dispositive power with respect to 7,125,701 shares of common stock. HMI Capital Management, which serves as the investment advisor to HMI Capital Partners, may be deemed the beneficial owner of all shares of common stock held by the HMI Capital Partners. HMI Capital Fund, which serves as the general partner to HMI Capital Partners, may be deemed the beneficial owner of all shares of common stock held by HMI Capital Partners. Members, which serves as the general partner of HMI Capital Management, may be deemed the beneficial owner of all shares of common stock held by HMI Capital Partners. Messrs. Hellman, Nyweide, Barrett and Mahendran are the investment committee members of HMI Capital Management, with the power to exercise investment and voting discretion, may be deemed the beneficial owners of all shares of common stock held by HMI Capital Partners. Each of HMI Capital Management, HMI Capital Fund, Members, Messrs. Hellman, Nyweide, Barrett, and Mahendran disclaims beneficial ownership of the shares held by entities affiliated with HMI. The address for these entities is c/o HMI Capital Management, L.P., 555 California Street, Suite 4900, San Francisco, CA 94104.

(17)

Based on the Schedule 13G filed February 10, 2022 by The Vanguard Group (“Vanguard”), reporting beneficial ownership as of December 31, 2021. According to the Schedule 13G, Vanguard has sole voting power with respect to no shares of common stock, shared voting power with respect to 28,157 shares of common stock, sole dispositive power with respect to 5,060,542 shares of common stock and shared dispositive power with respect to 66,486 shares of common stock. The address for Vanguard is c/o The Vanguard Group, 100 Vanguard Boulevard, Malvem, Pennsylvania 19355.

DELINQUENT SECTION 16(a) REPORTS

The members of the board of directors, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended January 31, 2022, the Section 16(a) filing requirements were complied with by all the Reporting Persons during and with respect to such year.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on the investor relations page of our website at https://investor.ncino.com/investor-relations, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.

You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 11, 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

We will make available, on or about May 11, 2022, the proxy materials, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2022, at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 on the investor relations page of our website at https://investor.ncino.com.

We will also provide, free of charge, to each person to any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 as filed with the SEC. Requests for such copies should be addressed to our Corporate Secretary at the address below:

nCino, Inc.

6770 Parker Farm Drive

Wilmington, North Carolina 28405

Attention: Corporate Secretary

Telephone: (888) 676-2466

Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

OTHER MATTERS

We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.

To ensure that your shares will be represented at the Annual Meeting and in order to assure the required quorum, please sign, date and return your proxy promptly. You may still attend the Annual Meeting and vote, if you wish, even if you have previously voted on the matters to be presented.

SCAN TO VIEW MATERIALS & VOTE w NCINO, INC. 6770 PARKER FARM DRIVE VOTE BY INTERNET WILMINGTON, NC 28405 Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 22, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/NCNO2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 22, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D85784-P74307 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NCINO, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. election of the director nominees: ! ! ! 1. Election of Class II Directors Nominees: 01) Steven Collins 02) Spencer Lake The Board of Directors recommends you vote FOR proposals 2 and 3 and every ONE year on proposal 4: For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending ! ! ! January 31, 2023. 3. Approval, on a non-binding, advisory basis, of the compensation paid to the company’s named executive officers (or NEOs). ! ! ! every every Every ONE TWO THREE Abstain Year years years 4. Approval, on a non-binding, advisory basis, of the frequency for future advisory votes on NEO compensation. ! ! ! ! The Board of Directors makes no recommendation with regard to the following proposal: For Against Abstain 5. A stockholder proposal regarding the adoption of a majority vote standard for the election of directors. ! ! ! NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D85785-P74307 NCINO, INC. Annual Meeting of Stockholders June 23, 2022 10:00 a.m. Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Pierre Naudé and April Rieger, or either of them, as proxies, each with the power to appoint his or her substitute, and authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NCINO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live audio webcast at 10:00 a.m. Eastern Time on June 23, 2022 at www.virtualshareholdermeeting.com/NCNO2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side